Exhibit 10.2

STIFEL FINANCIAL CORP.

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Performance RSUs)

Stifel Financial Corp., a Delaware corporation (the “Corporation”), hereby grants to the participant identified in the Schedule (the “Participant”) this award of restricted stock units (“RSUs”) pursuant to the Stifel Financial Corp. 2001 Incentive Stock Plan (2018 Restatement) (the “Plan”) upon the following terms and conditions:

1.

This award is subject to all terms and conditions of this agreement and the Plan. “Termination of Employment” means separation from service with the Corporation and its affiliates (generally 50% common control with the Corporation), as defined in IRS regulations under Section 409A of the Code (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences up to six months where there is a reasonable expectation you will return). Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan.

2.

Each RSU represents an unfunded and unsecured promise of the Corporation to deliver a future payment equal to the fair market value of a share of Common Stock (a “Share”) at the time of such payment. Such payment may, at the Corporation’s election, be in cash or Shares or a combination thereof.

3.

The number of RSUs initially granted hereunder equals the 200% of the number of Performance RSUs (“PRSUs”). However, the maximum number of RSUs that ultimately vest as a result of this grant (the “Total Shares”) will depend upon the performance of the Corporation during the relevant measurement period. Total Shares are calculated as described in the attached schedule as the product of (1) the number of PRSUs, (2) the Average Score (as defined in the attached schedule) and (3) the TSR Factor (as defined in the attached schedule), which product is then rounded to the nearest whole number.

4.

To the extent dividends are paid on Shares while the RSUs governed by this award remain outstanding, the Corporation may in its discretion adjust the number of RSUs that are the subject of this award to reflect the value of the dividends you would have received if you had been the owner of Shares instead of RSUs.

5.

Except as otherwise provided in the Plan or this Agreement, upon your Termination of Employment before the relevant vesting date, you will forfeit your unvested RSUs. For clarity, if a Termination of Employment occurs because your employment was terminated by you for any reason, including your asserting that your termination was “constructive”, you will forfeit your unvested RSUs.

6.

Except as otherwise provided in the Plan or this Agreement, the vested portion of your RSUs will become payable as of the relevant delivery (payable) date. The relevant vesting and delivery date or dates for this award are stated in the Schedule.

7.

If the Schedule states that your RSUs are retirement eligible and you incur a Termination of Employment after reaching the “Retirement Age” stated in the Schedule, then, subject to your entering into a retirement agreement suitable to the Corporation, all unvested RSUs will become vested as provided in such agreement and will be payable on the anniversary of your Termination of Employment. A year of service for this purpose means a period of continuous employment with the Corporation and its affiliates for one year.

8.

In the event of a Termination of Employment occurs because your employment was terminated by the Corporation not for Cause (as defined below), all unvested RSUs will become vested on your Termination of Employment and deliverable (payable) as provided in the Schedule.

9.

In the event of a Termination of Employment occurs because of your death or Disability (as defined below), all unvested RSUs will become vested on your Termination of Employment and deliverable (payable) as provided in the Schedule. “Disability” means you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation.

10.

If, in the event of your Termination of Employment, the Corporation makes a determination that it is in the Corporation’s best interest that you not forfeit your unvested RSUs on the date of your Termination of Employment and you enter into a termination agreement suitable to the Corporation, all unvested RSUs will become vested as provided in such agreement and will be deliverable (payable) as provided in the Schedule.

11.

Notwithstanding anything to the contrary in this Agreement, if the Corporation determines that your Termination of Employment was for Cause, as defined herein, all unvested RSUs awarded pursuant to this Agreement will be forfeited.

12.

“Cause” means you (a) are convicted in a criminal proceeding on any felony or equivalent charge or on a misdemeanor charge that the CEO of the Corporation (the “CEO”) or the Corporation determines involves dishonesty; (b) willfully fail to perform your duties to the Corporation; (c) violate any applicable federal or state securities law, rule or regulation, or the applicable rules or regulations of the Federal Reserve Board or any Federal Reserve bank, or the rules of any exchange or self-regulatory organization to which the Corporation is subject; (d) violate any of the Corporation’s policies concerning hedging or pledging; (e) violate any non-competition agreement or any agreement or policy relating to the Corporation’s confidential or proprietary information; (f) impair, impugn, denigrate or negatively reflect upon the Corporation’s name, reputation or interest; (g) engage in any conduct determined by the CEO or the Corporation to be detrimental to the Corporation; (h) engage in any conduct that results in restatement of the financial statements of the Corporation; (i) act in excess of your authority as an agent, officer, director or employee of the Corporation; or (j) engage in actions deemed by the CEO or the Corporation which subject the Corporation to unnecessary risk to the detriment of the interest of the Corporation, its shareholders or its customers. Whether or not a Termination of Employment is for Cause shall be determined by the CEO or the Corporation in his, her or its discretion.

13.

Any amounts payable to you in respect of the RSUs shall be paid as soon as administratively feasible after the amounts become deliverable (payable); but no later than the later of (a) the end of the calendar year in which the amount becomes deliverable (payable); or (b) the fifteenth day of the third calendar month following the date the amount becomes deliverable (payable); provided you (or your beneficiary) is not permitted to designate the taxable year of the payment.

14.

In accordance with Section 15 of the Plan, you will be deemed to have provided notice to the Corporation to elect to have your withholding satisfied by a reduction of the number of shares otherwise so deliverable (payable) at the discretion of the Corporation. Accordingly, the Corporation may, in its sole discretion, withhold from the payment to you hereunder a sufficient amount (in cash or Shares) to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment. You have been advised to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents. You understand that you (and not the Corporation) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

15.

At the time when RSU Shares or cash would otherwise be delivered (paid) to you, the Corporation shall have the right to offset against that obligation any outstanding amounts then owed by you to the Corporation.

16.

An RSU does not represent an equity interest in the Corporation, and carries no voting rights. You will not have any rights of a shareholder with respect to the RSUs until the Shares have been delivered to you.

17.

This Award of RSUs is made as a bonus in respect of your performance and is in addition to and not a substitute for or in lieu of ordinary salary and wages received by you in respect of your service to the Corporation.

18.

Notices hereunder and under the Plan, if to the Corporation, shall be delivered to the General Counsel (or other person designated by the Corporation) or mailed to the Corporation’s principal office, 501 North Broadway, St. Louis, MO 63102, attention of General Counsel, or, if to you, shall be delivered to you or mailed to your address as the same appears on the records of the Corporation.

19.

All decisions and interpretations made by the Corporation with regard to any question arising hereunder shall be binding and conclusive on all persons. In the event of any inconsistency between the terms of this agreement and the Plan, the Plan shall govern.

20.

By accepting this award, you acknowledge that the federal securities laws and/or the Corporation’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with your RSUs. You agree to comply with such federal securities law requirements and Corporation policies, as such laws and policies are amended from time to time.

21.

The Corporation may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate the award granted under this agreement, provided, however, that no such action shall impair your rights under this Agreement without your consent.

22.

This Agreement shall be governed by the laws of the State of Missouri without giving effect to its choice of law provisions. This Agreement is intended to comply with the requirements of section 409A of the Code (including the exceptions thereto) to the extent applicable, and the Agreement shall be interpreted in a manner consistent with such requirements. Notwithstanding any other provision hereof, if any provision of the Agreement conflicts with the requirements of Section 409A of the Code (or an exception thereto), such provision shall be deemed reformed so as to comply with the requirements of Section 409A of the Code (or an exception thereto) and shall be interpreted and applied accordingly.

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Stifel Financial Corp.

By:
Name:
Title:

If you would like to designate a beneficiary to exercise your rights under this agreement in the event of your death, please complete your designation in the space provided below, as well as please sign and print your name and date in the space provided below, and return this Agreement to Stifel Financial Corp., 501 North Broadway, St. Louis, MO 63102, to the attention of Accounting.

Beneficiary:

Participant name (print & sign):

Date:

SCHEDULE TO

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Performance RSUs)

Name of Participant	[Name of Participant]

Grant Date	[ , 2019]

Vesting Dates	A number of RSUs equal to 20% of the Total Shares will vest on each of the first five anniversaries of the Grant Date

Delivery (Payable) Dates	With respect to the Shares vesting on each Vesting Date, the Delivery (Payable) Date is the later of the fourth anniversary of the Grant Date and the related Vesting Date.

Retirement Eligible	No

Retirement Age	Not applicable

Number of PRSUs	[•]

Total Shares Calculation

Total Shares equals the product of (1) the Number of PRSUs and (2) the Average Score and (3) the TSR Factor, which product is then rounded to the nearest whole number.

Only the portion of RSUs granted under this award agreement equal to Total Shares will vest and those RSUs will vest according to the above Vesting Dates and be delivered (become payable) according to the above Delivery (Payable) Dates.

For the sake of clarity, the maximum amount of Total Shares that may be awarded under this award agreement shall equal 200% of the PRSUs awarded under this agreement because the maximum Average Score is 1 2⁄3 and the maximum TSR Factor is 1.2 (and the product of 1 2⁄3 and 1.2 is 2.0).

Average Score	The weighted average of the Scores for the Factors below (which, for clarity, will be a value between 1⁄3 and 1 2⁄3)

Factor 1	The arithmetic average of annual Non-GAAP Earnings Per Share (“EPS”) with respect to each of the following calendar years: 2019, 2020, 2021 and 2022. Non-GAAP EPS for each year is to be determined in the same manner as described in the Corporation’s 2019 Proxy Statement and as set forth in Stifel’s policy governing calculation of Non-GAAP measures, adjusted if necessary to neutralize the effect of intervening changes in accounting rules or similar rules.

Factor 2	The arithmetic average of annual Non-GAAP Return on Common Equity (ROE) for each of 2019, 2020, 2021 and 2022. Non-GAAP ROE for each year is to be determined in the same manner as described in the Corporation’s 2019 Proxy Statement and as set forth in Stifel’s policy governing calculation of Non-GAAP measures, adjusted if necessary to neutralize the effect of intervening changes in accounting rules or similar rules.

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Factor 1 Score

If Factor 2 ≤ $[    ], then 1⁄3;

If Factor 2 > $[    ] and < $[    ], then interpolate the score on a straight line between

                    $[    ] (scored as 1⁄3) and $[    ] (scored as 1);

If Factor 2 = $[    ], then 1;

If Factor 2 > $[    ] and < $[    ], then interpolate the score on a straight line between

                    $[    ] (scored as 1) and $[    ] (scored as 1 2⁄3); and

If Factor 2 ≥ $[    ], then 1 2⁄3

Factor 2 Score

If Factor 3 ≤ [    ] %, then 1⁄3;

If Factor 3 > [    ]% and < [    ]%, then interpolate the score on a straight line

                    between [    ]% (scored as 1⁄3) and [    ]% (scored as 1);

If Factor 3 = [    ]%, then 1;

If Factor 3 > [    ]% and < [    ]%, then interpolate the score on a straight line

                    between [    ]% (scored as 1) and [    ]% (scored as 1 2⁄3); and

If Factor 3 ≥ [    ]%, then 1 2⁄3

Factor 1 Score Weight	1

Factor 2 Score Weight	1

TSR Factor

The difference between the total stock return for the common stock of the Corporation and the total stock return for the common stock of the Stifel Peer Group (as described in the Corporation’s 2019 Proxy Statement, with each Peer Group member equally weighted). The total stock return for each of the Corporation and the Stifel Peer Group is to be determined as the total stock return (including dividends) between January 1, 2019 and December 31, 2022, with both the Corporation’s and the Stifel Peer Group’s January 1, 2019 baseline normalized to 100. For example, if Stifel’s TSR is 20% (i.e., the Stifel index goes from 100 to 120 over the measurement period) and the Stifel Peer Group’s TSR is 15% (i.e., the Stifel Peer Group index increases from 100 to 115 over the measurement period) then the TSR Factor will equal 5% (20% - 15%).

Total stock return for the measurement period will be determined in the same manner as described in the Corporation’s 2018 Proxy Statement.

TSR Factor Score

If TSR Factor ≤ -20%, then 0.8;

If TSR Factor > -20% and < 0%, then interpolate the score on a straight line between

                    -20% % (scored as 0.8) and 0% (scored as 1);

If TSR Factor = 0%, then 1;

If TSR Factor > 0% and < 20%, then interpolate the score on a straight line between

                    0% (scored as 1) and 20% (scored as 1.2); and

If TSR Factor ≥ 20%, then 1.20

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